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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
AgriBioTech, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (dated June 28, 1996) of AgriBioTech, Inc. of our report dated September 20, 1996, relating to the consolidated balance sheets of AgriBioTech, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended June 30, 1996 and the nine-month period ended June 30, 1995, which report appears in the June 30, 1996 annual report on Form 10-KSB of AgriBioTech, Inc.


                                         /s/ KPMG Peat Marwick LLP


Albuquerque, New Mexico
September 30, 1996